Exhibit 10.1

AMENDMENT NO. 2 TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated and effective as of June 12, 2026, to the Trust Agreement (as defined below) is made by and between Flag Ship Acquisition Corporation, a Cayman Islands exempted company (the “Company”), Wilmington Trust, National Association, a national banking association (the “Trustee”), and Vstock Transfer LLC. All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated June 17, 2024 (the “Trust Agreement”); and

WHEREAS, at an extraordinary general meeting of the Company held on June 11, 2026, the Company’s shareholders approved a proposal to amend the Amended and Restated Memorandum and Articles of Association of the Company to extend the date by which the Company must consummate a business combination up to twelve (12) times from June 20, 2026 until June 20, 2027, with each extension comprised of a period of one (1) month.

NOW THEREFORE, IT IS AGREED:

1. The fifth WHEREAS clause in the preamble of the Trust Agreement is hereby amended and restated to read as follows:

“WHEREAS, as described in the Company’s Amended and Restated Memorandum and Articles of Association, as amended on June 11, 2026, the time period within which the Company must complete a business combination may be extended by additional increments of one month for up to a total of twelve (12) additional one-month periods, from June 20, 2026 until June 20, 2027, subject to the payment into the Trust Account by the Sponsor (or its designees or affiliates) of an amount equal to the lesser of (i) $60,000 for all outstanding Ordinary Share sold to Public Shareholders and (ii) $0.033 for each outstanding Ordinary Share sold to Public Shareholders, and which Extension Payments, if any, shall be added to the Trust Account.”

2. All capitalized terms appearing in this Amendment that are not specifically defined herein shall have the meanings ascribed to such terms in the Trust Agreement.

3. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

COMPANY:

FLAG SHIP ACQUISITION CORPORATION

By:	/s/ Matthew Chen
	Name:	Matthew Chen
	Title:	Chief Executive Officer

TRUSTEE:

Wilmington Trust, National Association, as Trustee

By:	/s/ Amy Kohr
	Name:	Amy Kohr
	Title:	Assistant Vice President

TRANSFER AGENT:

Vstock Transfer LLC

By:	/s/ Jenny Chen
	Name:	Jenny Chen
	Title:	Compliance Officer